EXHIBIT 99.1
ParkOhio Announces Third Quarter 2020 Results;
Declares Quarterly Dividend

•	Sequential Revenue Growth of 49%

•	GAAP EPS of $0.44; Adjusted EPS of $0.52

•	Operating Cash Flow of $23 million; Free Cash Flow of $18 million

•	Liquidity increased to $243 million

•	Declares Quarterly Cash Dividend of $0.125

CLEVELAND, OHIO, November 3, 2020 — Park-Ohio Holdings Corp. (NASDAQ: PKOH) today announced its results for the third quarter of 2020.
Matthew V. Crawford, Chairman, Chief Executive Officer and President, stated, “Our third quarter results reflect a substantial increase in both revenues and profitability sequentially from the second quarter led by improvements in each segment.  These improvements are beginning to demonstrate the value of a more focused business that will enjoy greater operating leverage and increased long-term competitiveness as volumes return and new business is added.”

THIRD QUARTER CONSOLIDATED RESULTS
Net sales were $340.2 million in the third quarter of 2020 compared to net sales of $403.4 million in the third quarter of 2019. Net income attributable to ParkOhio common shareholders was $5.3 million, or $0.44 per diluted share, in the third quarter of 2020, compared to net income of $12.2 million, or $0.99 per diluted share, in the third quarter of 2019. On an adjusted basis, net income attributable to ParkOhio common shareholders was $0.52 per diluted share in the 2020 quarter compared to net income of $1.01 per diluted share in the 2019 quarter. Please refer to the table that follows for a reconciliation of net income to adjusted earnings.
Net sales improved during the third quarter as a result of strong customer demand in many end markets, resulting in a net sales increase of 49% compared to second quarter 2020. Sales in certain end markets, such as Automotive, Semiconductor, Medical, Lawn and Garden, and Power Sports, were in excess of 90% of prior year levels, while other end markets, such as Commercial and Military Aerospace, Oil and Gas, and Steel, have been slower to recover from the effects of the COVID-19 pandemic. During the first half of 2020, the Company reacted to the significant drop in demand triggered by the pandemic, taking actions to aggressively reduce costs and manage both working capital and capital spending. These actions included the consolidation or permanent downsizing of several facilities; permanent headcount reductions and temporary layoffs; salaried employee and Board compensation reductions; discretionary spending cuts; and the elimination of all non-critical capital spending. As a result of these actions,

-more-

operating margins in the third quarter improved year-over-year in certain businesses, most notably in our Supply Technologies segment where solid end market recovery and the benefit of cost-reduction actions resulted in strong year-over-year operating income flow-through during the quarter. We expect continued margin improvement in our other business segments as market demand improves and benefits from the cost-reduction actions taken become fully realized.
Further, we generated $23.3 million of operating cash flow and $17.8 million of free cash flow in the third quarter of 2020. Our liquidity increased 23% during the quarter to $242.5 million at September 30, 2020, which included cash on-hand of $50.9 million and $191.6 million of unused borrowing capacity under our various banking arrangements. The effective income tax rate during the quarter was 5.5%. This rate is lower than the U.S. statutory rate of 21% due primarily to a U.S. net operating loss carryback to a prior year under the CARES Act and a tax benefit from the favorable impact of final GILTI regulations.
QUARTERLY CASH DIVIDEND
As a result of our improved results and strong liquidity, as well as our expectations of continued economic recovery in most end markets in the fourth quarter of 2020 and into 2021, the Company's Board of Directors declared a quarterly cash dividend of $0.125 per share on the common stock outstanding, to be paid on November 30, 2020, to shareholders of record as of the close of business on November 16, 2020.
THIRD QUARTER SEGMENT RESULTS
In Supply Technologies, net sales totaled $132.0 million compared to $148.6 million in last year's third quarter. Although year-over-year sales were lower by 11%, driven by sales declines in Heavy-Duty Truck, Agricultural and Industrial Equipment, and Commercial and Military Aerospace, we experienced increased year-over-year sales from Power Sports and Recreational Vehicles, Semiconductor, Medical and Lawn and Garden sectors. On a sequential basis, third quarter sales were up 40% compared to the second quarter of 2020, as demand levels in most end markets recovered from second quarter sales levels. Despite the lower sales levels in the 2020 quarter relative to last year's third quarter, operating income margins in this segment improved 130 basis points year-over-year, reflecting the benefit of cost-reduction actions and favorable sales mix.
In Assembly Components, net sales were $126.9 million compared to $135.9 million in last year's third quarter. Sales have improved sequentially every month since April 2020, and sales in the month of September 2020 were at their highest level since March of 2019. While our operations continue their steady recovery and sales are up 130% from the second quarter of 2020, increased plant costs, caused primarily by labor and start-up costs, contributed to lower operating margins during the quarter compared to the same quarter a year ago. While we expect some typical seasonal demand softening in the fourth quarter of 2020, we expect improved margins in the fourth quarter of 2020 and into 2021 resulting from the cost-reduction actions that we have taken and improved plant floor efficiencies.
In Engineered Products, net sales were $81.3 million compared to $118.9 million in last year's third quarter, a decline of 32%. The third quarter sales decline was a result of continued weak demand in certain key end markets, including Aerospace and Defense, Oil and Gas, and Rail, which affected both our industrial equipment and forged and machined products businesses. Bookings for new equipment continue to be at sluggish levels, as global capital spending is being deferred into future periods as a result of the economic impact of the pandemic. On a sequential basis, sales in this segment were up 3% compared to last quarter, and operating income improved to $1.3 million compared to a loss of $0.8 million in the second quarter of 2020.
YEAR-TO-DATE CONSOLIDATED RESULTS
Net sales were $934.8 million in the first nine months of 2020 compared to net sales of $1,238.8 million in the 2019 period. Net loss attributable to ParkOhio common shareholders was $(10.1) million, or $(0.83) per diluted share, in the first nine months of 2020, compared to net income of $31.0 million, or $2.51 per diluted share, in the first nine months of 2019. On an adjusted basis, net loss attributable to ParkOhio common shareholders was $(0.52) per diluted share in the 2020 period compared to net income of $3.09 per diluted share in the 2019 period. Please refer to the table that follows for a reconciliation of net income to adjusted earnings.

CONFERENCE CALL

A conference call reviewing ParkOhio’s third quarter 2020 results will be broadcast live over the Internet on Wednesday, November 4, commencing at 10:00 am Eastern Time. Simply log on to http://www.pkoh.com.
ParkOhio is a diversified international company providing world-class customers with a supply chain management outsourcing service, capital equipment used on their production lines, and manufactured components used to assemble their products. Headquartered in Cleveland, Ohio, ParkOhio operates more than 125 manufacturing sites and supply chain logistics facilities worldwide, through three reportable segments: Supply Technologies, Assembly Components and Engineered Products.
This news release contains forward-looking statements, including statements regarding future performance of the Company, that are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance and achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors that could cause actual results to differ materially from expectations include, but are not limited to, the following: the ultimate impact the COVID-19 pandemic has on our business, results of operations, financial position and liquidity; our substantial indebtedness; the uncertainty of the global economic environment; general business conditions and competitive factors, including pricing pressures and product innovation; demand for our products and services; the impact of labor disturbances affecting our customers; raw material availability and pricing; fluctuations in energy costs; component part availability and pricing; changes in our relationships with customers and suppliers; the financial condition of our customers, including the impact of any bankruptcies; our ability to successfully integrate recent and future acquisitions into existing operations; the amounts and timing, if any, of purchases of our common stock; changes in general economic conditions such as inflation rates, interest rates, tax rates, unemployment rates, higher labor and healthcare costs, recessions and changing government policies, laws and regulations, including those related to the current global uncertainties and crises, such as tariffs and surcharges; adverse impacts to us, our suppliers and customers from acts of terrorism or hostilities; public health issues, including the outbreak of COVID-19 and its impact on our facilities and operations and our customers and suppliers; our ability to meet various covenants, including financial covenants, contained in the agreements governing our indebtedness; disruptions, uncertainties or volatility in the credit markets that may limit our access to capital; potential disruption due to a partial or complete reconfiguration of the European Union; increasingly stringent domestic and foreign governmental regulations, including those affecting the environment or import and export controls and other trade barriers; inherent uncertainties involved in assessing our potential liability for environmental remediation-related activities; the outcome of pending and future litigation and other claims and disputes with customers; our dependence on the automotive and heavy-duty truck industries, which are highly cyclical; the dependence of the automotive industry on consumer spending; our ability to negotiate contracts with labor unions; our dependence on key management; our dependence on information systems; our ability to continue to pay cash dividends, and the timing and amount of any such dividends; and the other factors we describe under “Item 1A. Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. In light of these and other uncertainties, the inclusion of a forward-looking statement herein should not be regarded as a representation by us that our plans and objectives will be achieved. The Company assumes no obligation to update the information in this release.

CONTACT:	MATTHEW V. CRAWFORD
PARK-OHIO HOLDINGS CORP.
(440) 947-2000

Park-Ohio Holdings Corp. and Subsidiaries
Condensed Consolidated Statements of Income (Loss) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(In millions, except per share data)
Net sales	$340.2	$403.4	$934.8	$1,238.8
Cost of sales	290.5	336.9	817.0	1,040.8
Gross profit	49.7	66.5	117.8	198.0
Selling, general and administrative expenses	38.7	42.7	114.7	132.4
Operating income	11.0	23.8	3.1	65.6
Other components of pension income and other postretirement benefits expense, net	1.9	1.4	5.5	4.2
Interest expense, net	(7.4)	(8.6)	(22.9)	(25.5)
Income (loss) before income taxes	5.5	16.6	(14.3)	44.3
Income tax (expense) benefit	(0.3)	(4.2)	3.8	(12.3)
Net income (loss)	5.2	12.4	(10.5)	32.0
Net loss (income) attributable to noncontrolling interests	0.1	(0.2)	0.4	(1.0)
Net income (loss) attributable to Park-Ohio Holdings Corp. common shareholders	$5.3	$12.2	$(10.1)	$31.0

Income (loss) per common share attributable to Park-Ohio Holdings Corp. common shareholders:
Basic	$0.44	$1.00	$(0.83)	$2.54
Diluted	$0.44	$0.99	$(0.83)	$2.51
Weighted-average shares used to compute income (loss) per share:
Basic	12.0	12.2	12.1	12.2
Diluted	12.0	12.3	12.1	12.4

Dividends per common share	$—	$0.125	$0.125	$0.375

Other financial data:
EBITDA, as defined	$25.7	$34.7	$47.0	$107.6

Park-Ohio Holdings Corp. and Subsidiaries
Supplemental Non-GAAP Financial Measures (Unaudited)

Adjusted income (loss) is a non-GAAP financial measure that the Company is providing in this press release. Adjusted income (loss) is net income (loss) calculated in accordance with generally accepted accounting principles ("GAAP"), adjusted for special items. The Company presents this non-GAAP financial measure because management uses adjusted income (losses) to compare its operating performance on a consistent basis over multiple periods because they remove the impact of certain significant non-cash credits or charges and certain infrequent items impacting net income (loss). Adjusted income (loss) is not a measure of performance under GAAP and should not be considered in isolation from, or as a substitute for, net income (loss) calculated in accordance with GAAP. Adjusted income (loss) herein may not be comparable to similarly titled measures of other companies. The following table reconciles net income (loss) to adjusted income (loss):

	Three Months Ended September 30,				Nine Months Ended September 30,
	2020		2019		2020		2019
	Earnings	Diluted EPS	Earnings	Diluted EPS	Earnings	Diluted EPS	Earnings	Diluted EPS
	(In millions, except for earnings per share (EPS))
Net income (loss) attributable to Park-Ohio Holdings Corp. common shareholders	$5.3	$0.44	$12.2	$0.99	$(10.1)	$(0.83)	$31.0	$2.51
Adjustments:
One-time net expense related to former President	—	—	—	—	—	—	4.3	0.35
Plant closure and relocation, severance and other costs	1.8	0.15	0.3	0.03	5.6	0.46	3.8	0.31
Tax effect of above adjustments	(0.5)	(0.04)	(0.1)	(0.01)	(1.4)	(0.12)	(0.9)	(0.08)
Income tax benefit related to Transition Tax adjustment	(0.4)	(0.03)			(0.4)	(0.03)
Adjusted income (loss)	$6.2	$0.52	$12.4	$1.01	$(6.3)	$(0.52)	$38.2	$3.09

Park-Ohio Holdings Corp. and Subsidiaries
Supplemental Non-GAAP Financial Measures (Unaudited)

EBITDA, as defined is a non-GAAP financial measure that the Company is providing in this press release. EBITDA, as defined reflects net income (loss) attributable to Park-Ohio Holdings Corp. common shareholders before interest expense, income taxes, depreciation and amortization, and also excludes certain charges and corporate-level expenses as defined in the Company's current revolving credit facility. The Company presents this non-GAAP financial measure because management uses EBITDA, as defined to assess the Company's performance and to calculate its debt service coverage ratio under its current revolving credit facility. EBITDA, as defined is not a measure of performance under GAAP and should not be considered in isolation from, or as a substitute for, net income or cash flow information calculated in accordance with GAAP. EBITDA, as defined herein may not be comparable to similarly titled measures of other companies. The following table reconciles net income (loss) to EBITDA, as defined:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(In millions)
Net income (loss) attributable to Park-Ohio Holdings Corp. common shareholders	$5.3	$12.2	$(10.1)	$31.0
Add back:
Interest expense, net	7.4	8.6	22.9	25.5
Income tax expense (benefit)	0.3	4.2	(3.8)	12.3
Depreciation and amortization	9.1	7.8	26.9	25.5
Stock-based compensation expense	1.6	1.1	4.4	2.8
One-time payment to former President	—	—	—	6.0
Plant closure and relocation, severance and other costs	1.8	0.3	5.6	3.8
Other	0.2	0.5	1.1	0.7
EBITDA, as defined	$25.7	$34.7	$47.0	$107.6

Park-Ohio Holdings Corp. and Subsidiaries
Condensed Consolidated Balance Sheets

	(Unaudited)
	September 30, 2020	December 31, 2019
	(In millions)
ASSETS
Current assets:
Cash and cash equivalents	$50.9	$56.0
Accounts receivable, net	250.8	261.3
Inventories, net	305.3	327.2
Prepaid and other current assets	82.1	81.2
Total current assets	689.1	725.7
Property, plant and equipment, net	229.0	237.6
Operating lease right-of-use assets	68.6	64.3
Goodwill	108.9	108.4
Intangible assets, net	86.8	90.6
Other long-term assets	86.1	83.8
Total assets	$1,268.5	$1,310.4
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$156.1	$175.0
Current portion of long-term debt and short-term debt	12.2	16.8
Current portion of operating lease liabilities	12.7	11.9
Accrued expenses and other	102.6	101.3
Total current liabilities	283.6	305.0
Long-term liabilities, less current portion:
Long-term debt	537.2	545.2
Long-term operating lease liabilities	57.0	53.6
Other long-term liabilities	56.7	57.0
Total long-term liabilities	650.9	655.8
Park-Ohio Holdings Corp. and Subsidiaries shareholders' equity	320.4	335.6
Noncontrolling interests	13.6	14.0
Total equity	334.0	349.6
Total liabilities and shareholders' equity	$1,268.5	$1,310.4

Park-Ohio Holdings Corp. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30,
	2020	2019
	(In millions)
OPERATING ACTIVITIES
Net (loss) income	$(10.5)	$32.0
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	26.9	25.5
Stock-based compensation expense	4.4	2.8
Changes in operating assets and liabilities:
Accounts receivable	9.6	(20.6)
Inventories	20.8	(6.8)
Prepaid and other current assets	0.6	(3.0)
Accounts payable and accrued expenses	(18.2)	5.4
Other	(0.8)	(1.8)
Net cash provided by operating activities	32.8	33.5
INVESTING ACTIVITIES
Purchases of property, plant and equipment	(14.9)	(31.6)
Proceeds from sale of an asset	1.4	—
Business acquisitions, net of cash acquired	—	(8.1)
Net cash used by investing activities	(13.5)	(39.7)
FINANCING ACTIVITIES
(Payments on) proceeds from revolving credit facility, net	(7.7)	20.9
Payments on other debt	(8.1)	(7.3)
Proceeds from other debt	3.8	1.8
Payments on finance lease facilities, net	(2.6)	(5.0)
Dividends	(1.6)	(5.5)
Purchases of treasury shares	(7.2)	(0.9)
Payments of withholding taxes on share awards	(0.7)	(2.8)
Net cash (used) provided by financing activities	(24.1)	1.2
Effect of exchange rate changes on cash	(0.3)	(0.9)
Decrease in cash and cash equivalents	(5.1)	(5.9)
Cash and cash equivalents at beginning of period	56.0	55.7
Cash and cash equivalents at end of period	$50.9	$49.8
Interest paid	$15.7	$18.5
Income taxes paid	$2.0	$11.0

Park-Ohio Holdings Corp. and Subsidiaries
Business Segment Information (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(In millions)
Net sales:
Supply Technologies	$132.0	$148.6	$367.2	$475.4
Assembly Components	126.9	135.9	310.0	410.5
Engineered Products	81.3	118.9	257.6	352.9
	$340.2	$403.4	$934.8	$1,238.8
Segment operating income (loss):
Supply Technologies	$10.6	$10.0	$20.1	$34.4
Assembly Components	6.7	10.4	(1.6)	27.0
Engineered Products	1.3	10.3	4.3	29.9
Total segment operating income	18.6	30.7	22.8	91.3
Corporate costs	(7.6)	(6.9)	(19.7)	(21.4)
One-time net expense related to former President	—	—	—	(4.3)
Operating income	11.0	23.8	3.1	65.6
Other components of pension income and other postretirement benefits expense, net	1.9	1.4	5.5	4.2
Interest expense, net	(7.4)	(8.6)	(22.9)	(25.5)
Income (loss) before income taxes	$5.5	$16.6	$(14.3)	$44.3

Park-Ohio Holdings Corp. and Subsidiaries
Supplemental Non-GAAP Financial Measures (Unaudited)

Free cash flow is a non-GAAP financial measure that the Company is providing in this press release. Free cash flow is calculated as net cash provided by operating activities minus purchases of property, plant and equipment. The Company presents this non-GAAP financial measure because management uses free cash flow to assess the Company's performance and allocate its capital for various purposes. Free cash flow is not a measure of performance under GAAP and should not be considered in isolation from, or as a substitute for, cash flow calculated in accordance with GAAP. Free cash flow herein may not be comparable to similarly titled measures of other companies. The following table reconciles net cash provided by operating activities to free cash flow:

Three Months Ended September 30, 2020
(In millions)
Net cash provided by operating activities	$23.3
Purchases of property, plant and equipment	(5.5)
Free cash flow	$17.8